KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL
TITANIUM DIOXIDE PRODUCTS SOLD IN EUROPE AND EASTERN EUROPE

CRANBURY, NEW JERSEY –September 25, 2009 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide grades sold in Europe and Eastern Europe.

Effective October 1, 2009, prices for all Kronos titanium dioxide grades sold in Europe and Eastern Europe will be increased by 100 Euro per metric ton.

This is a new price increase announcement that follows the May 5 and July 17, 2009 price increase announcements.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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